Exhibit 99.1

Portola Pharmaceuticals Reports Second Quarter 2016 Financial Results

and Provides Corporate Update

—Conference Call Today at 4:30 p.m. ET—

South San Francisco, Calif. (August 9, 2016) – Portola Pharmaceuticals Inc.® (NASDAQ: PTLA) today provided a corporate update and reported its financial results for the quarter ended June 30, 2016.

“We made significant progress in the second quarter to advance our goal of commercializing multiple medicines that could change current medical practices for treating patients with thrombotic disorders and hematological cancers,” said Bill Lis, chief executive officer of Portola. “We expect more milestone momentum in the remainder of this year as we prepare for the anticipated U.S. commercial launch of AndexXaTM, which is currently on track to be our first marketed product. As a potential universal antidote for Factor Xa inhibitor anticoagulants, AndexXa may fulfill an unmet need for a specific reversal agent for Factor Xa inhibitor-treated patients who suffer life-threatening bleeding. During the quarter, we also presented and published full results of the Phase 3 APEX study of betrixaban. We believe these results support its potential approval and use as the first anticoagulant for extended-duration blood clot prevention in acute medically ill patients. We expect to submit the betrixaban NDA to the FDA later this year. Finally, we enrolled the first patients in our Phase 2a study of cerdulatinib, and anticipate presenting data on this promising compound at a medical meeting later this year.”

Recent Achievements, Upcoming Events and Milestones

AndexXa (andexanet alfa) – a Factor Xa inhibitor antidote in development for patients treated with a Factor Xa inhibitor when reversal of anticoagulation is needed due to life-threatening bleeding or when urgent surgery is required; designated a Breakthrough Therapy and an Orphan Drug by the U.S. Food and Drug Administration (FDA)

•	Preparing for a U.S. commercial launch; PDUFA date of August 17, 2016, under an FDA Accelerated Approval pathway

•	Manufacturing of Generation 1 supply at CMC Biologics on track for commercial launch; plan to initiate validation campaign for Generation 2 long-term supply at Lonza

•	Enrollment remains on track for the Phase 3b/4 ANNEXA-4 study

•	ANNEXA-4 interim data to be presented in a late-breaking science session at ESC Congress on August 30

•	Plan to submit a Marketing Authorization Application (MAA) with the European Medicines Agency in the third quarter of 2016

Betrixaban – an oral Factor Xa inhibitor anticoagulant in development for the prevention of venous thromboembolism (VTE) in acute medically ill patients; designated Fast Track status by the FDA

•	Presented full results of the pivotal Phase 3 APEX study in a late-breaking clinical trial session at the ISTH SSC Meeting; simultaneously published online in The New England Journal of Medicine

•	Plan to submit a New Drug Application and an MAA later this year

•	Expect to present additional APEX data at upcoming medical conferences later this year

Cerdulatinib – an oral, dual Syk/JAK inhibitor in development to treat resistant or relapsed hematologic cancer patients

•	Presented new pharmacokinetic and pharmacodynamic outcomes data from the completed Phase 1 study at the ASCO Annual Meeting

•	Presented final results of the Phase 1 study at the EHA Congress

•	Initiated enrollment in a Phase 2a study evaluating the safety and efficacy of cerdulatinib in patients with relapsed/refractory B-cell malignancies who have failed multiple therapies

•	Expect to present initial Phase 2a data at a medical meeting later this year

Second Quarter 2016 Financial Results

Collaboration revenue earned under Portola’s collaborations with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, Daiichi Sankyo and Lee’s Pharmaceutical was $4.2 million for the second quarter of 2016 compared with $2.4 million for the second quarter of 2015. The increase in revenue was primarily due to a collaboration and license agreement that Portola entered into with BMS/Pfizer to develop and commercialize andexanet alfa in Japan and a clinical collaboration agreement that Portola entered into with Bayer to include its Factor Xa inhibitor in the andexanet alfa development program in Japan.

Total operating expenses for the second quarter of 2016 were $61.9 million compared with $61.2 million for the same period in 2015. Total operating expenses for the second quarter of 2016 included $7.6 million in stock-based compensation expense compared with $4.8 million for the same period in 2015.

Research and development expenses were $44.8 million for the second quarter of 2016 compared with $52.3 million for the second quarter of 2015. The decrease in research and development expenses was primarily due to lower development costs following the completion of enrollment in the APEX study of betrixaban and lower development costs related to cerdulatinib due to the timing of activities. These decreased costs were partially offset by an increase in costs to advance AndexXa and support early research programs.

Selling, general and administrative expenses for the second quarter of 2016 were $17.0 million compared with $8.9 million for the same period in 2015 as the Company increased headcount to support its growth and increased commercial launch preparation activities for AndexXa.

For the second quarter of 2016, Portola reported a net loss of $57.3 million, or $1.02 net loss per share, compared with a net loss of $58.3 million, or $1.12 net loss per share, for the same period in 2015. Shares used to compute net loss per share attributable to common stockholders were approximately 56.4 million for the second quarter of 2016 compared with approximately 52.1 million for the same period in 2015.

As of June 30, 2016, cash, cash equivalents and investments totaled $353.6 million compared with cash, cash equivalents and investments of $460.2 million as of December 31, 2015.

Conference Call Details

The live conference call today, Tuesday, August 9, 2016, at 4:30 p.m. Eastern Time, can be accessed by phone by calling (844) 452-6828 from the United States and Canada or +1 (765) 507-2588 internationally, and using the conference ID number 46113924. The webcast can be accessed live on the Investor Relations section of the Company’s website at http://investors.portola.com. It will be archived for 30 days following the call.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing three programs, including betrixaban, an oral, once-daily Factor Xa inhibitor; AndexXa™ (andexanet alfa), a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor; and cerdulatinib, a Syk/JAK inhibitor in development to treat hematologic cancers. Portola’s partnered program is focused on developing selective Syk inhibitors for inflammatory conditions. For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Portola Forward-looking Statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, our goal of becoming a fully commercialized biopharmaceutical company, the projected timing of our product launches, the occurrence and timing of planned discussions and filings with the FDA and the timing of our reporting of clinical data and statements regarding: the timing and ability to achieve the milestones and events, including those described under the section “Recent Achievements, Upcoming Events and Milestones.” Risks that contribute to the uncertain nature of the forward-looking statements include: failure to obtain FDA approval for one or more of our product candidates, our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials; the pace of enrollment in our clinical trials; the results of our clinical trials related to the efficacy and safety of our product candidates; our potential inability to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q, which we expect to file today. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

# # #

Investor Contact:	Media Contact:

Ana Kapor	Julie Normart
Portola Pharmaceuticals	W2O Group
ir@portola.com	jnormart@w2ogroup.com

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Collaboration and license revenue	$4,231	$2,385	$12,489	$4,744
Operating expenses:
Research and development	44,823	52,300	103,636	92,158
Selling, general and administrative	17,044	8,912	31,795	17,917

Total operating expenses	61,867	61,212	135,431	110,075

Loss from operations	(57,636)	(58,827)	(122,942)	(105,331)
Interest and other income (expense), net	297	498	629	89

Net loss	(57,339)	(58,329)	(122,313)	(105,242)
Net loss attributable to noncontrolling interest (Development Partner)	—	—	—	—

Net loss attributable to Portola	$(57,339)	$(58,329)	$(122,313)	$(105,242)

Net loss per share attributable to Portola common stockholders:
Basic and diluted	$(1.02)	$(1.12)	$(2.17)	$(2.07)

Shares used to compute net loss per share attributable to Portola common stockholders:
Basic and diluted	56,399,535	52,147,146	56,434,644	50,844,697

Consolidated Balance Sheet Data

(In thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)
Cash, cash equivalents and investments	$353,562	$460,161
Receivables from collaborators	—	1,000
Prepaid research and development	22,478	16,976
Total current assets	381,448	465,577
Property and equipment, net	6,819	6,243
Intangible asset	3,151	3,151
Total assets	407,436	502,924
Accounts payable	4,535	10,279
Accrued research and development	20,507	24,195
Accrued compensation and other liabilities	8,000	8,285
Deferred revenue (current portion and long-term)	48,027	27,016
Total current liabilities	50,190	51,146
Total liabilities	83,524	72,601
Total stockholders’ equity	320,985	427,396
Noncontrolling interest (Development Partner)	2,927	2,927
Total stockholders’ equity	323,912	430,323
Total liabilities and stockholders’ equity	407,436	502,924